Exhibit 10.40

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of July 1, 2020, is entered into between Bonne Santé Group, Inc. a Delaware corporation (the “Company” or “BSG”), and Darren C. Minton, an individual (“Executive”).

BACKGROUND

WHEREAS, the Company wishes to secure the services of Executive as President of the Company (with such duties and/or other offices in the Company or its affiliates as may be assigned by the Company or its Board of Directors and agreed to by Executive) upon the terms and conditions hereinafter set forth, and Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

WHEREAS, Executive is highly experienced in the capital markets with deep M&A, securities law, corporate governance and public company experience. In addition, Executive has extensive operational experience.

WHEREAS, the Company is being positioned for a prospective public offering pursuant to an S-1 registration with a concurrent listing on Nasdaq or NYSE following multiple acquisitions and Executive has a unique background and experience to support the Company’s business initiatives as well as provide operational expertise to the Company’s prospective acquisitions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ Executive in the position of President of the Company, having such duties and responsibilities as are reasonably and customarily assigned to individuals serving in such position and such other duties as are consistent with Executive ’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors, and as agreed to by Executive ). Executive accepts such employment and agrees to perform such duties. Executive agrees to devote the necessary customary business time and energies to the business of the Company and/or its affiliates to perform his duties hereunder on a full time, non-exclusive basis. Full time is defined as a minimum of 35 hours per week. Executive is free to pursue other activities during his non-business time as long as they do not conflict or compete with the business of the Company.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall be for a period of three years, commencing on July 1, 2020 and terminating on June 30, 2023, unless sooner terminated as provided in Section 6.

3. Compensation. As full compensation for all services to be rendered by Executive to the Company and/or its affiliates in all capacities during the Term, Executive shall receive the following compensation and benefits:

(a) Base Salary. An annual base salary of $200,000 (the “Base Salary”) payable in accordance with the customary payroll practices for senior management of the Company currently on a bi-weekly basis.

(b) Increase of Base Salary. Commencing on the first day of the first calendar month after the completion of: (i) the first bonafide acquisition by the Company during the Term, the Base Salary will be increased to $250,000 per year.

(c) Option Pool. Participation in any option pool created by the Company on a pro rata basis, allocated by Base Salary, with other senior executives.

(d) Participation in Executive Benefit Plans; Other Benefits. Executive shall be permitted during the Term, if and to the extent eligible, to participate in all benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company available to Company executives. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, as long as any such change similarly affects all Company executives. In the event that the Company maintains a life insurance policy on Executive, Executive can take over and retain that policy following termination or resignation. In the event Executive chooses to retain his own medical insurance in lieu of participating in any Company plan, Company will reimburse 100% of those costs. The Company will reimburse any Medicare costs.

(e) Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary expenses actually incurred or paid by Executive during the Term in the performance of Executive’s duties under this Employment Agreement upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(f) Automobile. The Company shall provide Executive with the use of a late model luxury automobile of Executive’s choice at Company expense, including insurance, fuel and maintenance.

(g) Vacation. Executive shall be entitled to three weeks of paid vacation per year in accordance with Company policy.

(h) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(i) Bonus. In addition to the Base Salary, Executive shall be entitled to an annual incentive bonus of up to 20% of Executive ’s base salary to the extent the Company achieves certain milestones which shall be established by the Board of Directors of the Company.

(j) Deferred and Accrued Compensation. Executive shall be entitled to payment of deferred and accrued compensation when the Company has the liquid funds to do so.

(k) Acquisitions Bonus. Executive shall be entitled to a $25,000 bonus on the successful completion of the Company’s next two bonafide acquisitions following the Commencement date of this Agreement.

(l) Public Listing Bonus. Executive shall be entitled to a $50,000 bonus on the successful completion of the Company’s Initial Public Offering in an amount of no less than $10 million.

4. Member of the Board of Directors. As a condition of Executive’s employment as the President, Executive will be entitled to a position of director on the Company’s Board of Directors.

5. Place of Employment. The Company cannot change Executive’s place of employment by more than twenty miles without Executive’s written consent.

6. Termination.

(a) Termination upon Death. If Executive dies during the Term, this Employment Agreement shall terminate as of the date of his death.

(b) Termination upon Disability. If during the Term Executive becomes physically or mentally disabled, whether totally or partially, so that Executive is unable to perform his essential job functions hereunder for a period aggregating 90 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and Executive that, by reason of such physical or mental disability, Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to Executive, terminate this Employment Agreement, in which event the Term shall terminate 30 days after the date upon which the Company shall have given notice to Executive of its intention to terminate this Employment Agreement because of disability.

(c) Termination for Cause. The Company may at any time by written notice to Executive terminate this Employment Agreement immediately and, except as provided in Section 7 hereof, Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) any willful breach by Executive of any material term of this Employment Agreement, if Executive fails to reasonably cure such breach within 30 days after the receipt of written notice from the Board of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a failure or willful breach and of the intent of the Company to terminate Executive’s employment upon in the event of failure of Executive to reasonably cure such failure or breach; or

(ii) Executive has been convicted of an intentional felonious act of fraud, misappropriation, embezzlement, or theft or an intentional breach of fiduciary duty involving personal profit; or

(iii) Executive is indicted for any criminal offense constituting a felony or a crime involving moral turpitude (except that Executive shall continue to be entitled to all compensation until a conviction of such offense); or

(iv) Executive intentionally breaches the provisions of Section 8 of this Agreement.

For purposes of this Employment Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the interest of the Company.

Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days’ written notice by the Company to Executive and, except as provided in Section 7 hereof, Executive shall have no right to receive any compensation or benefit hereunder not already accrued after such date of termination.

7. Payments Upon Termination. If during the Term the Company terminates this Employment Agreement pursuant to Sections 6(b) (Termination for Disability) or 8 (Termination without Cause) hereof, all compensation payable to Executive shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall pay to Executive the following sums: (i) Executive’s then-current Base Salary through the Termination Date for all periods not yet paid; (ii) benefits under group health and life insurance plans in which Executive participated through the Termination Date; (iii) all previously earned, accrued, and unpaid benefits from the Company and its executive benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; (iv) any bonuses accrued or agreed between the Company and Executive but not yet paid; and (v) six (6) months of severance pay equal to the Base Salary of the current year paid on a bi-weekly schedule.

8. Certain Covenants of Executive.

(a) Covenants Against Competition. Executive acknowledges that: (i) Executive is one of the limited number of persons who will assist with developing the Company’s business and the business of its portfolio companies (the “Company’s Business”); (ii) the Company conducts its business out of offices in the state of Florida and may conduct its business nationwide; (iii) Executive’s work for the Company will bring Executive into close contact with confidential information not readily available to the public; and (iv) the covenants contained in this Section 8 will not involve a substantial hardship upon Executive ’s future livelihood. In order to induce the Company to enter into this Employment Agreement, Executive covenants and agrees that:

(i) Non-Compete. During the Term (the “Restricted Period”), Executive shall not, in those states in the United States of America in which either the Company or any of its subsidiaries or affiliates then operates, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s business for Executive ’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, Executive, consultant, agent or otherwise in any business competitive with the Company’s business; provided, however, that Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the- counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s business. It is expressly understood, however, that Executive may invest in or be an employee, officer and/or director of any company not competitive of the Company’s business.

(ii) Confidential Information. During his employment with the Company as well as the Restricted Period, Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by Executive or by any other person, except as required in the course of performing Executive ’s duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by Executive ).

(iii) Executives of and Consultants to the Company. During the Restricted Period, Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then an executive of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and Executive shall not approach any such executive or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(b) Rights and Remedies Upon Breach. If Executive breaches any of the provisions of Section 8(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 8(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants under the laws of the State of Florida.

9. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by overnight delivery service with proof of delivery, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given as long as such provides a receipt of delivery, when so delivered. A copy of all notices shall be sent by email.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 9(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and Executive ’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimiles and electronic signatures may be used.

(h) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

(i) Attorneys’ Fees In the event of the bringing of any action, suit or proceeding by any party hereto against any other party hereto by reason of a breach of this Agreement or any portion thereof, then the prevailing party in such action or suit shall be entitled to have and recover all costs and expenses of suit, including reasonable attorneys’ fees, as well as all costs and expenses, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

Bonne Santé Group, Inc.

By:	/s/ Alfonso J. Cervantes
	Name:	Alfonso J. Cervantes
	Title:	Executive Chairman
	Address:	10575 NW 37th Terrace Miami, FL 33178

Email:

EXECUTIVE:

Name:	Darren Minton

/s/ Darren Minton

Address:

Email: